Exhibit 99.1
YETI Reports First Quarter 2025 Results
Net Sales Increased 3%
Accelerates Supply Chain Diversification
Updates 2025 Outlook In Response to Tariff Impacts

Austin, Texas, May 8, 2025 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the first quarter ended March 29, 2025. YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

First Quarter 2025 Highlights

•Net sales increased 3%, including an FX headwind of approximately 100 basis points
•EPS increased 11% to $0.20; Adjusted EPS decreased 9% to $0.31, which reflects an FX headwind of approximately $0.02 or 600 basis points of growth

Matt Reintjes, President and Chief Executive Officer, commented, “A strong start to 2025 showcased our growing global brand and broadening product portfolio alongside the operational execution that has been a hallmark of YETI. We exited the first quarter on our full year plan before the significant tariff disruption announced in April. As we now look at the changing macro and consumer environment, we remain confident that our durable balance sheet and strong gross and operating margins will allow us to continue to drive innovation, supply chain transformation and global expansion during this time.”

Mr. Reintjes continued, “YETI’s strong free cash flow generation and balance sheet provides us the flexibility to navigate this highly fluid trade environment. Our strategic supply chain diversification efforts are ahead of plan, and, as previously indicated, we are aggressively diversifying our sourcing out of China. As a result, we expect that by the end of 2025, we will have limited exposure to future goods sourced from China. So that going forward, less than 5% of our total cost of goods will be related to products from China for the U.S. market.”

First Quarter 2025 Results

Sales and adjusted sales both increased 3% to $351.1 million, compared to $341.4 million during the same period last year. The 3% increase in both sales and adjusted sales included an FX headwind of approximately 100 basis points.

•Direct-to-consumer (“DTC”) channel sales increased 4% to $196.2 million, compared to $187.8 million in the prior year quarter, primarily due to growth in Coolers & Equipment.
•Wholesale channel sales increased 1% to $154.9 million, compared to $153.6 million in the same period last year, primarily due to growth in Coolers & Equipment.
•Drinkware sales decreased 4% to $205.6 million, compared to $214.6 million in the prior year quarter. Drinkware performance was driven by growth in our international regions that was more than offset by a decline in our U.S. region. Drinkware performance was also impacted by a challenging compare of 13% growth in the prior year quarter, as well as the strategic shift to prioritize supply chain diversification over new innovation during the current year quarter.
•Coolers & Equipment sales increased 17% to $140.2 million, compared to $119.9 million in the same period last year, due to growth in both our U.S. and international regions, driven by strong performance in bags and hard coolers.
Sales in the U.S. decreased 2% to $271.3 million, compared to $275.8 million in the prior year quarter. International sales increased 22% to $79.9 million, compared to $65.6 million in the prior year quarter. The 22% increase in international sales included an FX headwind of approximately 500 basis points.

Gross profit increased 4% to $201.7 million, or 57.4% of sales, compared to $194.8 million, or 57.1% of sales, in the first quarter of 2024. The 30 basis points increase in gross margin was primarily due to lower product costs and the absence in the current year quarter of purchase accounting inventory step-up amortization, partially offset by lower mix of our Drinkware category and the unfavorable impact of foreign currency exchange rates.

Adjusted gross profit increased 3% to $201.3 million, or 57.3% of adjusted sales, compared to $196.4 million, or 57.5% of adjusted sales, in the first quarter of 2024. The 20 basis points decrease in adjusted gross margin was primarily due to lower mix of our Drinkware category and the unfavorable impact of foreign currency exchange rates, partially offset by lower product costs.

Selling, general, and administrative (“SG&A”) expenses increased 7% to $180.1 million, compared to $169.0 million in the first quarter of 2024. As a percentage of sales, SG&A expenses increased 180 basis points to 51.3% from 49.5% in the prior year period. This increase was primarily due to higher general and administrative expenses and higher employee costs, including investments in headcount to support future growth.

Adjusted SG&A expenses increased 6% to $166.2 million, compared to $156.8 million in the first quarter of 2024. As a percentage of adjusted sales, adjusted SG&A expenses increased 140 basis points to 47.3% from 45.9% in the prior year period. This increase was primarily due to higher general and administrative expenses and higher employee costs, including investments in headcount to support future growth.

Operating income decreased 16% to $21.7 million, or 6.2% of sales, compared to $25.8 million, or 7.6% of sales during the prior year quarter.

Adjusted operating income decreased 11% to $35.2 million, or 10.0% of adjusted sales, compared to $39.6 million, or 11.6% of adjusted sales during the same period last year. The 11% decrease in adjusted operating income included an FX headwind of approximately 600 basis points.

Other income of $1.4 million compared to other expense of $4.1 million in the first quarter of 2024, primarily due to unrealized foreign currency gains related to intercompany balances in the current year quarter versus foreign currency losses on intercompany balances in the prior year quarter.

Net income increased 5% to $16.6 million, or 4.7% of sales, compared to $15.9 million, or 4.6% of sales in the prior year quarter; Net income per diluted share increased 11% to $0.20, compared to $0.18 in the prior year quarter.

Adjusted net income decreased 12% to $25.8 million, or 7.3% of adjusted sales, compared to $29.3 million, or 8.6% of adjusted sales in the prior year quarter; Adjusted net income per diluted share decreased 9% to $0.31, compared to $0.34 per diluted share in the prior year quarter. Adjusted net income per diluted share included an FX headwind of approximately $0.02 or 600 basis points of growth.

Balance Sheet and Other Highlights

Cash was $259.0 million, compared to $173.9 million at the end of the first quarter of 2024.

Inventory decreased 9% to $330.5 million, compared to $363.9 million at the end of the prior year quarter.

Total debt, excluding finance leases and unamortized deferred financing fees, was $77.0 million, compared to $81.2 million at the end of first quarter of 2024.

Updating 2025 Outlook In Response to Tariff Impacts

Mr. Reintjes continued, “Our updated full year outlook reflects both our confidence in the business and our current assessment of anticipated headwinds this year, including the projected impact of tariffs and supply disruptions. Absent the tariffs, we believe YETI was set up for a strong year of delivering against our full year plan. In light of this, the focus still remains on our strategic priorities of growing the brand globally and driving innovation all supported by consistent operational discipline.

Despite a more complex macro environment than we faced at the start of the year, we remain focused on execution and positioning YETI for long-term, sustainable growth by accelerating the pace of product innovation and materially transforming our supply chain to reduce reliance on China, while maintaining strong operating discipline to protect our fortress balance sheet. Alongside the strength of our balance sheet, our ability to generate cash is intact, even with the disruption from expected tariff impacts. We believe these factors, along with the durability of our brand, will enable us to successfully navigate 2025 and emerge even stronger in 2026.”

For Fiscal 2025, a 53-week period, compared to a 52-week period in Fiscal 2024, YETI expects:

•Adjusted sales to increase between 1% and 4% (versus previous outlook of between 5% and 7%). The reduction in our adjusted sales outlook includes an approximately 300 basis point impact, primarily related to inventory supply disruptions in connection with the acceleration of our supply chain diversification efforts;
•Adjusted operating income as a percentage of adjusted sales of approximately 12.0% (versus previous outlook of 16.9%). This outlook reflects an approximate 450 basis point impact from higher tariff costs, and is inclusive of our ongoing mitigation efforts;
•An effective tax rate of approximately 26.0% (versus previous outlook of 24.5%; compared to 24.5% in the prior year period);
•Adjusted net income per diluted share between $1.96 and $2.02 (versus previous outlook of between $2.90 and $2.95). This outlook reflects the impact of higher tariff costs, as well as the impact of lower topline related to inventory supply disruptions;
•Diluted weighted average shares outstanding of approximately 83.7 million (versus previous outlook of 84.3 million);
•Capital expenditures of approximately $60 million (versus previous outlook of between $60 million and $70 million), primarily to support investments in technology, new product innovation, and our supply chain; and
•Free cash flow between $100 million and $125 million (versus previous outlook of $200 million). The decrease from our previous outlook reflects the impact on our topline from supply chain disruption, as well as higher tariff costs.

Conference Call Details
A conference call to discuss the first quarter of 2025 financial results is scheduled for today, May 8, 2025, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 800-717-1738 (international callers, please dial 646-307-1865) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com. A replay will be available through May 22, 2025 by dialing 844-512-2921 (international callers, 412-317-6671). The accompanying access code for this call is 1152214.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted net sales, adjusted gross profit, adjusted gross margin, adjusted SG&A expenses, adjusted operating income, adjusted net income, adjusted net income per diluted share (which we also refer to as adjusted EPS), free cash flow as well as adjusted gross profit, adjusted SG&A expenses, adjusted operating income and adjusted net income as a percentage of adjusted net sales.

Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the underlying operating performance of our business and are appropriate to enhance an overall understanding of our financial performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

YETI does not provide a reconciliation of forward-looking non-GAAP to GAAP financial measures because such reconciliations are not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliation, including in particular the impacts of product recalls and realized and unrealized foreign currency gains and losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide a forward-looking GAAP financial measures at this time. The amount of these deductions and additions may be material and, therefore, could result in forward-looking GAAP financial measures being materially different or less than forward-looking non-GAAP financial measures. See “Forward-looking statements” below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made relating to future financial performance, capital expenditures, strategic acquisitions or share repurchases, and our expectations for opportunity, growth, investments, our cash generation abilities, the impact of tariffs, tariff mitigation efforts, inventory and supply chain disruptions, supply chain diversification and sourcing outside of China, new products and the expansion of our product portfolio, foreign exchange rates, consumer buying behavior, our position for the year ahead, our long-term focus, and our ability to return capital to our shareholders, including those set forth in the quotes from YETI’s President and CEO, and the 2025 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) economic conditions or consumer confidence in future economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) risks associated with tariffs, including the implementation of new tariffs or additional or increased tariffs or other restrictions placed on foreign imports or any related counter-measures taken by other countries; (xii) our ability to accurately forecast demand for our products and our results of operations; (xiii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiv) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xv) the integration and use of artificial intelligence; (xvi) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; (xvii) the impact of our indebtedness on our ability to invest in the ongoing needs of our business; and (xviii) our ability to successfully execute our share repurchase program and its impact on stockholder value and the volatility of the price of our common stock. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 28, 2024 and our Quarterly Report on Form 10-Q for the quarter ended March 29, 2025, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the global business and economic environment, including ongoing geopolitical conflicts.

Solely for convenience, certain trademark and service marks referred to in this press release appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks.

Investor Relations Contact:
Maria Lycouris
Solebury Strategic Communications
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com

* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 29, 2025	March 30, 2024
Net sales	$351,128	$341,394
Cost of goods sold	149,406	146,581
Gross profit	201,722	194,813
Selling, general, and administrative expenses	180,051	168,996
Operating income	21,671	25,817
Interest income, net	308	659
Other income (expense), net	1,376	(4,101)
Income before income taxes	23,355	22,375
Income tax expense	(6,746)	(6,520)
Net income	$16,609	$15,855

Net income per share
Basic	$0.20	$0.18
Diluted	$0.20	$0.18

Weighted-average shares outstanding
Basic	82,598	86,355
Diluted	83,543	87,157

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In thousands)

	March 29, 2025	December 28, 2024	March 30, 2024
ASSETS
Current assets
Cash	$259,042	$358,795	$173,911
Accounts receivable, net	120,543	120,190	108,350
Inventory	330,515	310,058	363,919
Prepaid expenses and other current assets	57,116	37,723	57,005
Total current assets	767,216	826,766	703,185
Property and equipment, net	130,576	126,270	129,941
Operating lease right-of-use assets	89,046	78,279	77,171
Goodwill	72,308	72,557	72,894
Intangible assets, net	174,154	172,023	133,927
Other assets	4,566	10,225	2,686
Total assets	$1,237,866	$1,286,120	$1,119,804

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$137,586	$158,499	$139,133
Accrued expenses and other current liabilities	110,050	128,210	97,359
Taxes payable	10,418	38,089	29,151
Accrued payroll and related costs	11,768	28,610	11,057
Operating lease liabilities	20,938	19,621	15,703
Current maturities of long-term debt	6,486	6,475	6,367
Total current liabilities	297,246	379,504	298,770
Long-term debt, net of current portion	71,401	72,821	77,379
Operating lease liabilities, non-current	84,290	73,586	75,398
Other liabilities	20,667	20,102	21,358
Total liabilities	473,604	546,013	472,905

Stockholders’ Equity
Common stock	896	892	889
Treasury stock, at cost	(301,634)	(281,587)	(180,702)
Additional paid-in capital	434,519	405,921	373,697
Retained earnings	630,734	614,125	454,291
Accumulated other comprehensive (loss) gain	(253)	756	(1,276)
Total stockholders’ equity	764,262	740,107	646,899
Total liabilities and stockholders’ equity	$1,237,866	$1,286,120	$1,119,804

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Three Months Ended
	March 29, 2025	March 30, 2024
Cash Flows from Operating Activities:
Net income	$16,609	$15,855
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	13,152	11,474
Amortization of deferred financing fees	161	163
Stock-based compensation	10,144	8,497
Deferred income taxes	5,708	(7)
Impairment of long-lived assets	—	2,025
Other	(3,612)	3,117
Changes in operating assets and liabilities:
Accounts receivable	170	(9,480)
Inventory	(20,220)	(11,090)
Other current assets	(11,960)	(10,425)
Accounts payable and accrued expenses	(63,009)	(106,536)
Taxes payable	(27,783)	(8,032)
Other	344	765
Net cash used in operating activities	(80,296)	(103,674)
Cash Flows from Investing Activities:
Purchases of property and equipment	(8,901)	(10,644)
Business acquisition, net of cash acquired	—	(36,164)
Additions of intangibles, net	(6,609)	(11,197)
Net cash used in investing activities	(15,510)	(58,005)
Cash Flows from Financing Activities:
Repayments of long-term debt	(1,055)	(1,055)
Taxes paid in connection with employee stock transactions	(1,542)	(1,174)
Payments of finance lease obligations	(3,874)	(586)
Repurchase of common stock	—	(100,000)
Net cash used in financing activities	(6,471)	(102,815)
Effect of exchange rate changes on cash	2,524	(555)
Net decrease in cash	(99,753)	(265,049)
Cash, beginning of period	358,795	438,960
Cash, end of period	$259,042	$173,911

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands)

	Three Months Ended
	March 29, 2025	March 30, 2024
Net sales	$351,128	$341,394
Product recall(1)	—	—
Adjusted net sales	$351,128	$341,394

Gross profit	$201,722	$194,813
Transition costs(2)	(395)	1,547
Adjusted gross profit	$201,327	$196,360

Selling, general, and administrative expenses	$180,051	$168,996
Non-cash stock-based compensation expense	(10,144)	(8,497)
Long-lived asset impairment	—	(2,025)
Organizational realignment costs(3)	(994)	(1,122)
Stockholder matters(4)	(2,760)	—
Transition costs(5)	—	(542)
Adjusted selling, general, and administrative expenses	$166,153	$156,810

Gross margin	57.4%	57.1%
Adjusted gross margin	57.3%	57.5%
SG&A expenses as a % of net sales	51.3%	49.5%
Adjusted SG&A expenses as a % of adjusted net sales	47.3%	45.9%
_________________________
(1)Represents adjustments and charges associated with product recalls.
(2)Represents a favorable true-up of estimated disposal costs in connection with the acquisition of Mystery Ranch, LLC for the three months ended March 29, 2025. Represents inventory disposal costs and inventory step-up costs in connection with the acquisition of Mystery Ranch, LLC for the three months ended March 30, 2024.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents advisory and legal fees related to a stockholder matter that resulted in a cooperation agreement signed in March 2025.
(5)Represents transition costs in connection with the acquisition of Mystery Ranch, LLC, including third-party business integration costs.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended
	March 29, 2025	March 30, 2024
Operating income	$21,671	$25,817
Adjustments:
Non-cash stock-based compensation expense(1)	10,144	8,497
Long-lived asset impairment(1)	—	2,025
Organizational realignment costs(1)(2)	994	1,122
Transition costs(3)	(395)	2,089
Shareholder matters(4)	2,760	—
Adjusted operating income	$35,174	$39,550

Net income	$16,609	$15,855
Adjustments:
Non-cash stock-based compensation expense(1)	10,144	8,497
Long-lived asset impairment(1)	—	2,025
Organizational realignment costs(1)(2)	994	1,122
Transition costs(3)	(395)	2,089
Shareholder matters(4)	2,760	—
Other (income) expense, net(5)	(1,376)	4,101
Tax impact of adjusting items(6)	(2,971)	(4,369)
Adjusted net income	$25,765	$29,320

Net sales	$351,128	$341,394
Adjusted net sales	$351,128	$341,394

Operating income as a % of net sales	6.2%	7.6%
Adjusted operating income as a % of adjusted net sales	10.0%	11.6%

Net income as a % of net sales	4.7%	4.6%
Adjusted net income as a % of adjusted net sales	7.3%	8.6%

Net income per diluted share	$0.20	$0.18
Adjusted net income per diluted share	$0.31	$0.34

Weighted average shares outstanding used to compute adjusted net income per diluted share	83,543	87,157
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents employee severance costs in connection with strategic organizational realignments.
(3)Represents a favorable true-up of estimated disposal costs in connection with the acquisition of Mystery Ranch, LLC for the three months ended March 29,2025. Represents transition costs, inventory step-up and inventory disposal costs, and third-party business integration costs in connection with the acquisition of Mystery Ranch, LLC for the three months ended March 30, 2024.
(4)Represents advisory and legal fees related to a stockholder matter that resulted in a cooperation agreement signed in March 2025.
(5)Other (income) expense, net substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.
(6)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for both of the three months ended March 29, 2025 and March 30, 2024.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Three Months Ended March 29, 2025			Three Months Ended March 30, 2024
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$154,912	$—	$154,912	$153,568	$—	$153,568
Direct-to-consumer	196,216	—	196,216	187,826	—	187,826
Total	$351,128	$—	$351,128	$341,394	$—	$341,394

Category
Coolers & Equipment	$140,217	$—	$140,217	$119,906	$—	$119,906
Drinkware	205,601	—	205,601	214,580	—	214,580
Other	5,310	—	5,310	6,908	—	6,908
Total	$351,128	$—	$351,128	$341,394	$—	$341,394

Geographic Region
United States	$271,275	$—	$271,275	$275,796	$—	$275,796
International	79,853	—	79,853	65,598	—	65,598
Total	$351,128	$—	$351,128	$341,394	$—	$341,394
_________________________
(1)Represents adjustments and charges associated with product recalls.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Three Months Ended
	March 29, 2025	March 30, 2024
Net cash used in operating activities	$(80,296)	$(103,674)
Less: Purchases of property and equipment	(8,901)	(10,644)
Free cash flow	$(89,197)	$(114,318)